SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement. ☒ Definitive Proxy Statement. ☐ Definitive Additional Materials. ☐ Soliciting Materials Pursuant to Rule 14a-12.	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

ALTERA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2007

4:00 p.m.

The annual meeting of stockholders of Altera Corporation, a Delaware corporation, will be held on Tuesday, May 8, 2007, at 4:00 p.m. local time, at Altera’s offices at 101 Innovation Drive, San Jose, California 95134, for the following purposes:

1. To elect directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

2. To approve an amendment to the 1987 Employee Stock Purchase Plan to increase by 1,000,000 the number of shares of common stock reserved for issuance under the plan.

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2007.

4. To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Stockholders who owned shares of our common stock at the close of business on March 12, 2007 are entitled to notice of, and to vote at, the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote your shares as soon as possible.

You may mark your votes, date, sign, and return the proxy card or voting instruction form. If you have shares registered directly with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you may choose to vote those shares via the Internet at Computershare’s voting website (www.investorvote.com), or you may vote telephonically, within the U.S. and Canada only, by calling Computershare at (800) 652-VOTE (8683) (toll-free).

If your Altera shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may choose to vote those shares via the Internet at ADP Investor Communication Services’ voting website (www.proxyvote.com) or telephonically by calling the telephone number shown on your voting form. See “Voting Via the Internet or By Telephone” in the proxy statement for further details.

For the Board of Directors

ALTERA CORPORATION

Katherine E. Schuelke

Secretary

San Jose, California

March 28, 2007

YOUR VOTE IS IMPORTANT.

PLEASE SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE

AND RETURN IT IN THE ENCLOSED ENVELOPE.

ALTERA CORPORATION

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Altera Corporation, a Delaware corporation, for use at our annual meeting of stockholders to be held on May 8, 2007, or at any adjournment(s), continuation(s), or postponement(s) of the meeting.

We use a number of abbreviations in this proxy statement. We refer to Altera Corporation as “Altera,” or “we,” “us,” or “our.” The term “proxy solicitation materials” includes this proxy statement, as well as the enclosed proxy card. References to “fiscal 2006” means the 2006 fiscal year, which began on December 31, 2005 and ended on December 29, 2006. Our 2007 annual meeting of stockholders is simply referred to as “the annual meeting” or “the meeting.”

Our principal executive offices are located at 101 Innovation Drive, San Jose, California 95134. Our telephone number is (408) 544-7000.

These proxy solicitation materials were mailed on or about March 28, 2007 to all stockholders entitled to vote at the annual meeting.

Our Annual Report on Form 10-K for the fiscal year ended December 29, 2006 accompanies this proxy statement. Upon request, we will provide any exhibit listed in the Form 10-K.

Record Date and Shares Outstanding

Stockholders who owned shares of our common stock at the close of business on March 12, 2007, referred to as the record date, are entitled to notice of, and to vote at, the annual meeting. On the record date, we had 356,478,224 shares of common stock issued and outstanding.

How Your Proxy Will Be Voted

If you complete and submit your proxy, the shares represented by your proxy will be voted at the annual meeting in accordance with your instructions. If you submit a proxy by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of Proposals 1, 2 and 3. In addition, if any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the board of directors. We have not received notice of any other matters that may properly be presented at the annual meeting.

Revoking Your Proxy

You may revoke your proxy at any time prior to the date of the annual meeting by: (1) submitting a later-dated vote, in person at the annual meeting, via the Internet, by telephone, or by mail, or (2) delivering instructions to us, care of our Secretary, Altera Corporation, 101 Innovation Drive, San Jose, California 95134. Any notice of revocation sent to us must include the stockholder’s name and must be received prior to the meeting to be effective. Your attendance at the annual meeting after having executed and delivered a valid proxy card will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections at the annual meeting. If your shares are held in “street name,” you should follow the directions provided by your broker, bank or other nominee regarding how to revoke your proxy.

Voting

Tabulation; Quorum

Each share of common stock outstanding on the record date is entitled to one vote. Cumulative voting is not permitted. Our transfer agent, Computershare, tabulates the votes. A quorum, which is a majority of the outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Shares represented by proxies marked with abstentions or represented by broker “non-votes” (as described in further detail below) will be counted as shares that are present for purposes of determining whether a quorum exists. Votes against a particular proposal will be counted both to determine the presence or absence of a quorum and to determine whether the requisite majority of voting shares has been obtained.

Treatment of Abstentions; Broker Non-Votes

In the absence of controlling precedent to the contrary, we intend to treat abstentions and broker “non-votes” in the following manner. A broker “non-vote” occurs when a broker, bank or other nominee holding shares for your account does not vote on a particular proposal because the nominee does not have the discretionary authority to vote on that item and has not received voting instructions from you. Broker “non-votes” on a proposal are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal. As a result, broker “non-votes” do not have an effect on any of the proposals. For Proposal 1, each director must receive the majority of votes cast with respect to that director. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For Proposals 2 and 3, which require the affirmative vote of the majority of the shares of common stock present or represented by proxy and entitled to vote, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a negative vote.

Solicitation of Proxies

We pay for the cost of this solicitation. We have retained the services of Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $8,000, plus reimbursement for out-of-pocket expenses. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and other employees, without additional compensation.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our board of directors is currently comprised of eight members, six of whom have been nominated for re-election at this year’s annual meeting; Paul Newhagen and William E. Terry have decided to retire and will not seek re-election. In accordance with our bylaws, the board of directors has voted to reduce the number of directors on the board from eight to six effective as of May 8, 2007, the date of our annual meeting.

The nominating and governance committee of the board of directors has nominated the persons named below for election as directors at the annual meeting. Unless otherwise directed, the proxy holders will vote the proxies received by them for the six nominees named below. If any of the six nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next annual meeting of stockholders or until their successors are elected and qualified.

Directors are elected by a majority of the votes cast at the annual meeting except in the case of a contested election. A contested election occurs when the number of nominees exceeds the number of directors to be elected, in which case directors shall be elected by a plurality of the votes cast. A majority of votes cast means that the number of shares entitled to vote on the election of directors and represented in person or by proxy at such meeting casting their vote “for” a director must exceed the number of such votes cast “against” that director. If a nominee for director, who is serving as a director of the company at the time of the election, does not receive a majority of the votes cast at the annual meeting, such nominee shall tender his or her resignation to the board of directors. The nominating and governance committee shall then make a recommendation to the board of directors as to whether to accept or reject the resignation. The board of directors will act on the nominating and governance committee’s recommendation and publicly disclose its decision and the reasons for it within 90 days from the date that the election results are certified. The director who tenders his or her resignation will not participate in the board’s decision.

The names of the nominees and certain information about them are set forth below.

Name of Nominee	Age	Position(s) with Altera	Director Since
John P. Daane	43	Chairman of the Board, President, and Chief Executive Officer	2000
Robert W. Reed	60	Vice Chairman of the Board and Lead Independent Director	1994
Robert J. Finocchio, Jr.	55	Director	2002
Kevin McGarity	61	Director	2004
John Shoemaker	64	Director	2007
Susan Wang	56	Director	2003

There is no family relationship between any of our directors or executive officers.

JOHN P. DAANE joined us as President and Chief Executive Officer in November 2000 and was elected as one of our directors in December 2000. He was elected chairman of the board of directors in May 2003. Prior to joining us, Mr. Daane spent fifteen years at LSI Logic Corporation, a semiconductor manufacturer, most recently as Executive Vice President, Communications Products Group, with responsibility for ASIC technology development and the Computer, Consumer, and Communications divisions.

ROBERT W. REED has served as one of our directors since October 1994 and as our vice chairman of the board since January 2001. In January 2003, he was elected lead independent director. In 1996, Mr. Reed retired from his position as Senior Vice President of Intel Corporation, a semiconductor manufacturer. From 1983 to 1991, Mr. Reed was Intel’s Chief Financial Officer.

ROBERT J. FINOCCHIO, JR. has served as one of our directors since January 2002 and has been a dean’s executive professor at Santa Clara University, Leavey School of Business, since September 2000. Prior to joining us, he served as Chairman, Chief Executive Officer and President of Informix Corporation, an information management software company, from July 1997 to July 1999 and Chairman of Informix from July 1997 to September 2000. From December 1988 to May 1997, Mr. Finocchio was employed by 3COM Corporation, a global data networking company, where he held various positions, most recently serving as President, 3COM Systems. Mr. Finocchio also serves as a director of Echelon Corporation and Sun Microsystems, Inc.

KEVIN MCGARITY has served as one of our directors since March 2004. From 1988 until 1999, he served as Senior Vice President of worldwide marketing and sales for Texas Instruments Inc., a diversified semiconductor company. From 1972 until 1988, Mr. McGarity held various sales and marketing roles within Texas Instruments including five years based in Europe. He has a Bachelor of Science degree in electrical engineering from Marquette University, and is currently a technology consultant to global companies in the semiconductor industry. Mr. McGarity also serves as a director of Fairchild Semiconductor and is a member of the Accenture Industry Executive Advisory Program.

JOHN SHOEMAKER has served as one of our directors since March 2007. From 1990 to 2004, Mr. Shoemaker held various executive management positions at Sun Microsystems, Inc., a network computing company, including Executive Vice President, Worldwide Operations and Executive Vice President and General Manager, Computer Systems division. Prior to joining Sun Microsystems, Mr. Shoemaker served in a number of senior executive positions with Xerox Corporation. Mr. Shoemaker also serves as chairman of the board of SonicWALL, Inc.

SUSAN WANG has served as one of our directors since October 2003. From 1986 to 2002, Ms. Wang served as Executive Vice President and Chief Financial Officer of Solectron Corporation, a worldwide provider of electronics manufacturing services. Prior to joining Solectron in 1984, she held financial and accounting management positions at Xerox and Westvaco Corporations. She started her career at PricewaterhouseCoopers and is a certified public accountant. Ms. Wang also serves as a director of Avanex Corporation, Calpine Corporation, and Nektar Therapeutics.

Vote Required and Board of Directors’ Recommendation

Those nominees who receive a majority of the votes cast shall be elected as directors. Any nominee who does not receive a majority of the votes cast shall tender his or her resignation to the board of directors, and the board of directors shall act on such resignation as specified above. Our board of directors recommends that the stockholders vote “FOR” the nominees listed above.

Corporate Governance

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our board of directors has adopted corporate governance guidelines to assist it in fulfilling its responsibilities to stockholders and to our employees, customers, suppliers, and local communities in which we operate. Our corporate governance guidelines, together with our current committee charters, are available, free of charge, in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing to us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

We have a code of business conduct and ethics which is applicable to our officers, directors, and employees and is designed to promote compliance with the laws applicable to our business, accounting standards, and proper and ethical business methods and practices. Additionally, the audit committee has adopted a code of ethics for senior financial officers and certain other employees of the finance department. Both of these codes are available, free of charge, in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing to us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations. If we make any material amendments to the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, or grant any waiver from any provision of such code of ethics to any such person, we will promptly disclose the nature of the amendment or waiver on our web site at www.altera.com.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the Nasdaq Stock Market (“NASDAQ”) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The board of directors has adopted clear corporate governance policies;

•	Five of the six board members who are standing for re-election at the annual meeting are independent of us and our management;

•	The independent directors meet regularly without management present;

•	All members of the audit committee, compensation committee, and nominating and governance committee are independent directors;

•	The board of directors has elected a lead independent director and vice chairman who is an independent director;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•	We have a code of business conduct and ethics that applies to all of our directors, officers, and employees;

•

We have a code of ethics for senior financial officers that applies to our principal executive officer, principal financial officer, all other officers in the finance department as well as certain other employees of the finance department; and

•

We have a hotline available to all employees, and our audit committee has procedures in place for the anonymous submission of any employee complaint, including those relating to accounting, internal controls, or auditing matters.

Director Independence

In accordance with current NASDAQ listing standards, the board of directors, on an annual basis, affirmatively determines the independence of each director and nominee for election as a director, including all elements of independence set forth in the NASDAQ listing standards. The director independence standards are pursuant to our corporate governance guidelines, which are available, free of charge, in the “Corporate Governance” section of our website at www.altera.com.

It is the policy of the board of directors that a significant majority of the directors be independent. A director is independent if he or she has no material relationship with us or our affiliates (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with us or our affiliates) and meets the standards for independence as defined by applicable law and the rules of NASDAQ. Such relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

More specifically, a director is not considered independent if:

•	he or she is currently employed, or has been employed within the past three years, by us or any of our affiliates;

•

the director (or his/her immediate family member) accepted compensation from us or any of our affiliates in excess of $60,000 during any twelve month period within the past three years (other than compensation for board service, retirement plan benefits, or non-discretionary compensation, or compensation paid to a family member who is an employee (other than an executive officer));

•	the director has an immediate family member who is, or has been in the past three years, employed by us or any of our affiliates as an executive officer;

•

the director (or any immediate family member) is or has been a partner, controlling shareholder or an executive officer of any business to which we made, or from which we received, payments (other than those which arise solely from investments in our securities) that exceed five percent of such entity’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

•	the director (or his/her immediate family member) is or has been employed as an executive officer of another entity where any of our executive officers serve on that entity’s compensation committee;

•

he or she (or any immediate family member) is a current partner of our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), or either the director (or an immediate family member) has been a partner or employee of PricewaterhouseCoopers in the past three years and worked on our audit during that time; or

•	the director participated in the preparation of our (or any of our current subsidiaries’) financial statements at any time during the past three fiscal years.

The determination of director independence is made during the annual review process; the board considers relationships that the board members (and those of their immediate family members) have with us and our affiliates and other potential conflicts of interest. Based on the most recent review, there were no transactions, arrangements or relationships between us (or our affiliates) and any board member that would impair the independence of any board member.

Currently, five of the six directors nominated for re-election meet the standards for independence as defined by NASDAQ, with John P. Daane, our President and CEO, being the only director who is not independent. Mr. Daane is chairman of the board of directors, and Robert W. Reed is our vice chairman and lead independent director.

Board of Directors and Committees

Board Meetings

The board of directors held ten meetings during fiscal 2006. During fiscal 2006, each director attended at least seventy-five percent of the aggregate number of meetings of the board of directors and meetings held by all committees of the board on which such director served. Our independent directors hold executive sessions without management present at each meeting of the board of directors. We expect each of our directors to attend the annual meeting every year, unless extenuating circumstances prevent their attendance. All of our then-current directors attended last year’s annual meeting.

Stockholder Communications with Board of Directors

Stockholders wishing to communicate with a board member, or the full board, may send a written communication to us, care of our Secretary, Altera Corporation, 101 Innovation Drive, San Jose, California 95134. Our Secretary will forward the communication to the board or to any individual director or directors to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal, or harassing, in which case our Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Committee Membership

Below is a summary of our committee structure and membership information as of March 28, 2007, the date of this proxy statement mailing.

Audit Committee

The current members of the audit committee are Robert W. Reed (Chairman), Robert J. Finocchio, Jr., and Susan Wang, each of whom is (1) “independent” as that term is defined in Section 10A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”); (2) “independent” as defined by current NASDAQ listing requirements; and (3) financially literate and has the requisite financial sophistication as required by NASDAQ rules applicable to issuers listed on NASDAQ. In addition, the board of directors has determined that Mr. Reed, Mr. Finocchio, and Ms. Wang each meet the criteria of an “audit committee financial expert” within the meaning of the Securities and Exchange Commission’s (“SEC”) regulations. The audit committee held eleven meetings during fiscal 2006.

The purpose of the audit committee is to oversee (1) the integrity of reported financial results, (2) the quality and adequacy of disclosures, (3) the soundness and effectiveness of our accounting policies and internal controls, (4) our compliance with significant applicable financial, legal, and ethical requirements, (5) the independence and performance of our independent registered public accounting firm (“external auditors”) and internal auditors, and (6) communications among the external auditors, internal auditors, financial and senior management, and the board of directors. The audit committee has ultimate authority and responsibility to select, approve the compensation of, evaluate and, when appropriate, replace our external auditors. The audit committee also has sole authority to hire and review the performance of our Senior Director of Internal Audit and Compliance and to review and approve the scope of internal audit plans. The audit committee has also established procedures for (a) the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Additional information regarding the audit committee and its members is contained in the “Audit Committee Report” beginning on page 31 of this proxy statement.

Compensation Committee

The current members of the compensation committee are Kevin McGarity (Chairman) and John Shoemaker, both of whom are “independent” as defined by current NASDAQ listing requirements. William E. Terry, who will be retiring from the board of directors effective May 8, 2007, resigned from the compensation committee on October 6, 2006. Mr. Shoemaker was elected to the board of directors and joined the compensation committee effective March 19, 2007. All decisions regarding executive and director compensation made between October 2006 and March 2007 were made by the independent members of the board of directors, based on recommendations made by Mr. McGarity. The compensation committee held three meetings during fiscal 2006.

The purposes of the compensation committee are to (1) evaluate and establish the compensation of the CEO in consultation with the independent members of the board of directors, (2) evaluate and establish the compensation of other executive officers, and (3) annually lead the board of directors in a discussion of the performance of the CEO, and (4) evaluate and make recommendations to the board of directors regarding the compensation of directors.

In addition, the compensation committee has the sole authority to engage outside advisers to assist in its work, such as compensation consultants. Additional information regarding the compensation committee is contained in the “Compensation Committee Report” beginning on page 20.

Compensation Committee Interlocks and Insider Participation

Mr. Terry, Mr. McGarity and Mr. Shoemaker were not at any time an officer or employee of Altera. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Nominating and Governance Committee

The current members of the nominating and governance committee are Robert J. Finocchio, Jr. (Chairman) and William E. Terry, both of whom are “independent” as defined by current NASDAQ listing requirements. Mr. Terry will be retiring from the board of directors effective May 8, 2007. The nominating and governance committee held two meetings in fiscal 2006.

The purposes of the nominating and governance committee are to (1) identify individuals qualified to become members of the board of directors and to nominate directors for election, (2) lead the board of directors in its annual performance review, and (3) review and make recommendations to the board of directors concerning corporate governance matters. As part of its annual performance review, the nominating and governance committee reviews the performance of individual directors, each committee, and the board as a whole. The results of the annual performance review are taken into account by the nominating and governance committee in its decisions regarding director nominations. Additional information regarding the nominating and governance committee and its members is contained in the “Nominating and Governance Committee Report” beginning on page 11 of this proxy statement.

Director Compensation

Prior to our 2006 annual meeting, our non-employee directors received $2,000 for each meeting of the board of directors or a committee attended in person, and $1,000 for each meeting attended by telephone. We also reimbursed them for expenses incurred in attending board of directors and committee meetings.

Effective on the date of last year’s annual meeting (May 9, 2006), we changed to an annual retainer compensation structure for non-employee directors. We currently pay our non-employee directors an annual retainer for board and committee service only, with no separate fee paid for meeting attendance. The payment schedule is described more fully in the chart below, along with other benefits available to our directors. The retainer payments are made on the date of each year’s annual meeting of stockholders and are prorated if a director’s service begins subsequent to the date of the annual meeting.

Annual Retainer for Board of Directors

Board Membership	$40,000

Audit Committee	$10,000 Chair $5,000 Member

Compensation Committee	$8,000 Chair $4,000 Member

Nominating and Governance Committee	$8,000 Chair $4,000 Member

Lead Independent Director	$5,000

Other Director Benefits

Medical, Dental, and Vision Coverage	Equivalent to benefits offered to employees

Stock Options	Described in further detail below

Each non-employee director is eligible to receive medical, dental, and vision insurance benefits at the same level generally available to our U.S.-based employees.

Each non-employee director receives non-statutory stock options under our 2005 Equity Incentive Plan, referred to as the “2005 Plan.” When a non-employee director joins the board, he or she receives an initial stock option grant of 40,000 shares (the “Initial Grant”), which vest as follows: twenty-five percent on the first anniversary of the election and the remainder in equal monthly amounts over the next thirty-six months. Effective on the date of each annual stockholders meeting, each non-employee director who is re-elected receives an option grant of 10,000 shares (a “Succeeding Grant”), which vest monthly in twelve equal amounts. The first Succeeding Grant following the Initial Grant is pro-rated (based on the number of months between the director’s initial election to the board and the next annual meeting of stockholders) since he or she will not have served an entire year on the board prior to the next annual stockholder meeting. Vesting of Initial and Succeeding Grants is conditioned on continuing service on the board of directors. The exercise price of stock option grants is equal to the fair market value of our stock on the grant date. Non-employee directors are also eligible to receive other types of awards under the 2005 Plan (including restricted stock, restricted stock units, bonus stock, and stock appreciation rights), but such awards are discretionary and are not automatic. From 2001 through 2004, director stock option grants contained a retirement provision allowing the option to be exercised up to one year following retirement, provided that the director had completed ten years of service as a director prior to retirement. This practice was discontinued upon the adoption of the 2005 Plan. For the option grants that contain the retirement provision, Messrs. Newhagen, Reed and Terry currently qualify for the retirement benefit; Mr. Finocchio, Mr. McGarity and Ms. Wang could potentially recognize a benefit from the provision in the future.

In addition, each non-employee director is eligible to defer his or her annual compensation, but not expense reimbursements, into our Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”). We incur incidental expenses for administration of the Deferred Compensation Plan, and our tax benefit for payments to such directors is delayed until funds (including earnings or losses on the amounts invested in the plan) are eventually distributed from the plan. We do not pay any additional compensation or guarantee minimum returns to our directors as a result of their participation in the Deferred Compensation Plan. The plan is described in further detail under the “Non-Qualified Deferred Compensation” section on page 26.

The following table summarizes the total compensation received by our directors in fiscal 2006, and therefore includes amounts received under both compensation structures described above (i.e., per meeting and annual retainer).

DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)
Robert J. Finocchio, Jr.(4)	77,000	(5)	—	157,451	—	—	234,451
Kevin McGarity(6)	58,000	(5)	—	173,946	—	—	231,946
Paul Newhagen(7)	50,000		—	82,771	—	—	132,771
Robert W. Reed(8)	65,000		—	82,771	—	—	147,771
William E. Terry(9)	64,000		—	82,771	—	—	146,771
Susan Wang(10)	60,000	(5)	—	158,889	—	—	218,889
Charles M. Clough(11)	11,000		—	22,376	—	—	33,376

(1)	Mr. Daane, our Chairman of the Board, President, and Chief Executive Officer, does not receive any compensation for his services as a member of the board of directors.
(2)	Includes amounts deferred by the directors into our Deferred Compensation Plan.
(3)	The amounts shown in column (d) represent the amount of compensation cost we recognized in fiscal 2006, in accordance with Statement of Financial Accounting Standards No. 123, as revised, “Share-Based Payment” (“FAS 123R”), disregarding adjustments for forfeiture assumptions. This includes amounts related to the annual stock option grant of 10,000 shares on May 9, 2006, the date of last year’s annual meeting (except for Mr. Clough who decided to retire and did not seek re-election at last year’s meeting), as well as grants made in prior years. The exercise price of the stock option grant on May 9, 2006 was $21.07, which was the closing price of our common stock as reported on NASDAQ on the date of grant. The full grant date fair value of each award on May 9, 2006 was $91,032, computed in accordance with FAS 123R. The annual stock option awards were made pursuant to the 2005 Plan, as described above. For a discussion of valuation assumptions, see Note 8 to our 2006 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2006. The annual option grant vests monthly on a pro-rata basis over one year, as measured from the date of grant, and only while the non-employee director remains in service with us as a member of our board or as a consultant. The term of the grant is ten years.
(4)	As of December 29, 2006, Mr. Finocchio had 83,333 options outstanding, of which 68,257 were exercisable.
(5)	On May 8, 2006, we announced that the board of directors had established a special committee of independent directors to review our historical stock option practices and related accounting. This review was initiated by our management. The members of the special committee were Mr. Finocchio, Mr. McGarity, and Ms. Wang, each of whom is: (1) “independent” as that term is defined in Section 10A of the Exchange Act; and (2) “independent” as defined by current NASDAQ listing requirements. On October 16, 2006, we announced that the review had been completed. The amounts shown here include compensation related to service on the special committee. Mr. Finocchio received $10,000 as chairman, and Mr. McGarity and Ms. Wang each received $5,000 as members of the committee. For further information, see our Annual Report on Form 10-K for the fiscal year ended December 29, 2006 as well as our amended Annual Report on Form 10-K/A for the fiscal year ended December 30, 2005.
(6)	As of December 29, 2006, Mr. McGarity had 61,667 options outstanding, of which 43,334 were exercisable.
(7)	As of December 29, 2006, Mr. Newhagen had 95,000 options outstanding, of which 90,834 were exercisable.
(8)	As of December 29, 2006, Mr. Reed had 95,000 options outstanding, of which 90,834 were exercisable. In addition, Mr. Reed deferred $65,000 (the total amount listed in column (b)) into our Deferred Compensation Plan.

(9)	As of December 29, 2006, Mr. Terry had 115,000 options outstanding, of which 110,834 were exercisable.
(10)	As of December 29, 2006, Ms. Wang had 65,833 options outstanding, of which 47,501 were exercisable.
(11)	Mr. Clough decided to retire and did not seek re-election at last year’s annual meeting on May 9, 2006; as a result, he did not receive an annual grant in fiscal 2006. Mr. Clough deferred $11,000 (the total amount listed in column (b)) into our Deferred Compensation Plan.

The foregoing compensation table does not include fringe benefits that are, in the aggregate, less than $10,000 or are generally made available on a non-discriminatory basis to all of our U.S. employees. The fringe benefits include group health insurance and dental insurance, which we consider to be ordinary and incidental business costs and expenses.

Nominating and Governance Committee Report

The nominating and governance committee operates under a written charter, which was adopted by the board of directors and is available in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

Nomination of Directors

The nominating and governance committee nominates candidates for election to the board based on an evaluation of the candidate’s decision-making ability, business experience and expertise, technological background, personal integrity, reputation, ability and willingness of the candidate to devote the necessary time to board service on an ongoing basis, and independence as defined by NASDAQ listing standards. In addition, the nominating and governance committee recognizes the benefits of a board of directors that reflects the diversity of our stockholders, employees, customers, and the community in which we operate. Accordingly, the nominating and governance committee actively seeks qualified candidates for nomination and election to the board of directors that reflect such diversity. The nominating and governance committee also reviews the activities and associations of potential candidates to ensure that there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent a potential candidate from fulfilling the duties of a director. When the nominating and governance committee considers whether to nominate current members of the board of directors for re-election by the stockholders, it also considers each member’s contributions to us and the board of directors, knowledge of the company and issues presented to the board of directors, preparation for and participation in meetings, and meeting attendance records.

During the past year, the nominating and governance committee retained Russell Reynolds Associates, Inc. to assist in the identification and evaluation of potential director candidates, including Mr. Shoemaker, who was elected to the board of directors in March 2007.

The nominating and governance committee will consider prospective nominees for election to the board of directors who are proposed by stockholders based on the same criteria it uses for all director candidates. Any stockholder who wants to recommend a prospective nominee for consideration should submit the following information to the nominating and governance committee, care of our Secretary, Altera Corporation, 101 Innovation Drive, San Jose, California 95134, within the timeframe described below under the caption “Stockholder Proposals”:

•	Biographical information about the candidate and a statement about his or her qualifications;

•

Any other information required to be disclosed about the candidate under SEC proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected);

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each and the length of ownership; and

•	Any affiliation of the candidate with the stockholder(s) recommending the candidate.

Greater detail about the submission process for stockholder proposals is set forth in our bylaws, a copy of which may be obtained by making a written request to our Secretary at the address of our principal executive offices.

We have not received a qualifying director nominee recommendation from any stockholder (or group of stockholders).

Robert J. Finocchio, Jr. Chairman

William Terry, Member

NOMINATING AND GOVERNANCE COMMITTEE

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the shares of common stock beneficially owned by (i) persons known by us to beneficially own greater than five percent of our outstanding stock, (ii) each individual who served as one of our directors during fiscal 2006, (iii) our Chief Executive Officer (“CEO”), both individuals who served as our Chief Financial Officer (“CFO”) during fiscal 2006, and the three other most highly paid executive officers, and (iv) all of our directors and executive officers as a group as of the record date. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of the record date. All percentage figures in the following table are calculated based on the number of shares of common stock outstanding as of the record date.

	Shares of Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class(2)
Greater Than Five-Percent Stockholders:
Capital Group International, Inc.(3)	38,070,840	10.68%
Capital Research and Management Company(4)	46,675,000	13.09%
FMR Corporation(5)	37,584,562	10.54%
Directors and Executive Officers:
John P. Daane(6)	3,469,803	*
Robert W. Reed(7)	95,000	*
Robert J. Finocchio, Jr.(8)	91,515	*
Kevin McGarity(9)	51,667	*
Paul Newhagen(10)	2,074,755	*
William E. Terry(11)	241,000	*
Susan Wang(12)	55,833	*
Charles M. Clough(13)	12,040	*
Denis M. Berlan(14)	1,750,849	*
James W. Callas(15)	264,583	*
George Papa(16)	878,213	*
Jordan S. Plofsky(17)	1,083,887	*
Nathan M. Sarkisian(18)	12,457	*
All directors and executive officers as a group (16 persons)(19)	11,224,074	3.15%

*	Less than 1%.
(1)	The persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated in a corresponding footnote, the business address of each beneficial owner listed in this table is 101 Innovation Drive, San Jose, California 95134.

(2)	Applicable percentage of ownership is based on 356,478,224 of common stock outstanding as of the record date together with applicable options for such stockholder. Beneficial ownership is determined in accordance with SEC rules and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the record date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(3)	Based on a filing with the SEC on February 12, 2007, indicating beneficial ownership as of December 29, 2006. Capital Group International, Inc. (“CGII”) is the parent holding company of a group of investment management companies, including a bank and several investment advisors. Capital Guardian Trust Company (“CGTC”), a wholly-owned subsidiary of CGII, is the beneficial owner of 22,803,740 shares of our common stock as a result of serving as investment manager of various institutional accounts. CGII, in turn, is deemed to beneficially own these shares. The address for CGII and CGTC is 11100 Santa Monica Blvd., Los Angeles, CA 90025.
(4)	Based on a filing with the SEC on February 12, 2007, indicating beneficial ownership as of December 29, 2006. Capital Research and Management Company (“CRMC”) beneficially owns these shares as a result of acting as investment advisor to various investment companies. The Growth Fund of America, Inc. (the “Growth Fund”), an investment company which is advised by CRMC, is the beneficial owner of 23,950,000 shares of our common stock. The address for CRMC and the Growth Fund is 333 South Hope Street, Los Angeles, California 90071.
(5)	Based on a filing with the SEC on March 12, 2007, indicating beneficial ownership as of February 28, 2007. FMR Corporation (“FMR”) indirectly holds shares of our common stock on behalf of its direct and indirect subsidiaries. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and a registered investment advisor, is the beneficial owner of 36,456,770 shares of our common stock as a result of acting as investment advisor to various investment companies. Strategic Advisors, Inc., a wholly-owned subsidiary of FMR, is the beneficial owner of 352,472 shares of our common stock; and Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 775,320 shares of our common stock. The business address for each such reporting entity is 82 Devonshire Street, Boston, Massachusetts 02109, except the address for Pyramis Global Advisors Trust Company is 53 State Street, Boston, Massachusetts 02109.
(6)	Includes 3,191,667 shares that Mr. Daane has a right to acquire within 60 days of the record date through exercise of options.
(7)	Represents 95,000 shares that Mr. Reed has the right to acquire within 60 days of the record date through exercise of options.
(8)	Includes 81,515 shares that Mr. Finocchio has the right to acquire within 60 days of the record date through exercise of options.
(9)	Represents 51,667 shares that Mr. McGarity has the right to acquire within 60 days of the record date through exercise of options.
(10)	Includes 95,000 shares that Mr. Newhagen has the right to acquire within 60 days of the record date through exercise of options. Also includes 800 shares held by Mr. Newhagen’s spouse and daughter (400 each).
(11)	Includes 95,000 shares that Mr. Terry has the right to acquire within 60 days of the record date through exercise of options.
(12)	Represents 55,833 shares that Ms. Wang has the right to acquire within 60 days of the record date through exercise of options.
(13)	Mr. Clough was a member of the board of directors up to the date of last year’s annual meeting, May 9, 2006.
(14)	Includes 1,271,333 shares that Mr. Berlan has the right to acquire within 60 days of the record date through exercise of options. Also includes 6,640 shares held by Mr. Berlan’s son.
(15)	Represents 264,583 shares that Mr. Callas has the right to acquire within 60 days of the record date through exercise of options.
(16)	Includes 839,584 shares that Mr. Papa has the right to acquire within 60 days of the record date through exercise of options.

(17)	Includes 1,059,584 shares that Mr. Plofsky has the right to acquire within 60 days of the record date through exercise of options.
(18)	Mr. Sarkisian retired on October 16, 2006.
(19)	Includes shares in the aggregate that executive officers and directors have the right to acquire within 60 days of the record date through exercise of options.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The compensation committee has responsibility for implementing our executive compensation philosophy and ensuring that the total compensation paid to our named executive officers (“NEO”s) is competitive so as to permit us to attract, motivate, and retain highly qualified executives and to align our executives’ interests with those of our stockholders. In general, the types of compensation and benefits provided to our NEOs are equivalent to those provided to most other employees, and include salary, awards in cash, restricted stock units (“RSU”s), stock options, and other benefits as described below.

Executive Compensation Philosophy and Objectives

The primary objectives of our executive compensation program are to:

•	attract, motivate, and retain highly qualified executives;

•

align management and stockholder interests by tying a large percentage of executives’ compensation, in the form of cash incentives and long-term equity incentives, to financial performance of the company (i.e., “pay for performance”);

•	motivate executives to attain both individual and group goals that are established by management and the board of directors by tying annual cash incentives to achievement of those goals; and

•	compensate our executives at levels competitive with peer companies.

Various elements of our compensation program are tailored to accomplish specific objectives, including the following:

•	Base salary and benefits are set at a level designed to be competitive with those of our peers in order to allow us to attract and retain highly qualified employees.

•

Annual bonuses, or cash incentives, are designed to focus executives’ efforts on achievement of short and long-term goals within their areas of responsibility. Additionally, the bonus plan is designed to align executives’ and stockholders’ interests by making payouts under the plan contingent on revenue growth as well as profitability.

•

Equity incentives, including stock options and restricted stock units, encourage executives to work towards our long-term success by growing earnings per share, thereby increasing our stock price over the long term.

Executive Compensation Process

On an annual basis, the compensation committee (1) evaluates and establishes the compensation of the CEO in consultation with the independent members of the board of directors, (2) evaluates and establishes the compensation of other executive officers, and (3) annually leads the board of directors in a discussion of the performance of the CEO.

For the other executive officers, the CEO makes recommendations to the compensation committee. Each recommendation includes a review of the executive’s contributions and performance over the past year, including achievement of individual and group goals that are established by each executive and reviewed with the board of directors prior to the start of the fiscal year. As part of this annual performance review process, each executive meets with the board of directors to present his or her performance compared to the previously established annual goals. The CEO’s recommendations are also based on a review of the compensation paid to executives in similar positions at peer companies. The list of peer companies used for compensation decisions is discussed below. The CEO’s recommendations are generally approved by the compensation committee with minor adjustments.

Compensation Peer Group and Benchmarking

The compensation committee seeks to maintain executives’ aggregate compensation, including salary, cash incentives, and long-term equity incentives, at a level competitive with peer companies in the semiconductor industry that approximate our size in terms of employees, revenue, and capitalization. The list of compensation peer companies is proposed by management, and then reviewed and approved by the compensation committee. Many of these companies are included in the S&P 500 Semiconductor Index used in the performance graph appearing in our Annual Report on Form 10-K for the fiscal year ended December 29, 2006. In addition, because we sometimes compete for executive talent outside of those companies included in the S&P 500 Semiconductor Index, companies in industries related to the semiconductor industry that approximate our size in terms of employees, revenue, and capitalization, and that compete with us for executives, are also included in our peer group.

The companies that comprise our compensation peer group include: Agere Systems, Inc.; ATI Technologies, Inc.; Atmel Corporation; Broadcom Corporation; Cadence Design Systems, Inc.; Conexant Systems, Inc.; Cypress Semiconductor Corporation; Fairchild Semiconductor International, Inc.; International Rectifier Corporation; Intersil Corporation; LSI Logic Corporation; Marvell Semiconductor, Inc.; Mentor Graphics Corporation; National Semiconductor Corporation; NEC Electronics America, Inc.; Nvidia Corporation; On Semiconductor Corporation; ST Microelectronics N.V.; Synopsys, Inc.; and Xilinx, Inc.

In determining whether the compensation paid to our executives is competitive with our peers, the compensation committee utilizes information obtained from surveys such as the Radford Executive Compensation Survey, proxy statements, and information gathered directly from some of the companies that comprise our peer group. The compensation committee also has the sole authority to engage outside compensation consultants and other advisers to assist in its determinations. The compensation committee generally targets total cash compensation to fall between the 50th and the 75th percentile of our peer group, although deviations from this may occur based on an individual’s experience level, tenure with the company, market factors, and internal equity considerations.

Equity Grant Practices

Beginning in 2001 and continuing through the end of 2006, we implemented numerous changes in our stock administration process to improve controls relating to the process of granting equity awards. These improved controls include:

•

The compensation committee selects the grant date for equity awards made to our CEO and executive officers during our annual performance and compensation review process. The grant date is established at a meeting during which all terms of the grants are finalized and the committee’s or board’s approval is recorded in meeting minutes.

•

In 2006, new employee stock option grants were made on the first open market day of each fiscal month. The grant date for the stock options awarded to our CEO and our then-current CFO was January 10, 2006, the date of the compensation committee meeting at which all terms of the stock option awards were finalized. As set forth below, all other executive officers received RSU awards in 2006, and the grant date was based on a quarterly schedule established at the end of 2005. Beginning in 2007, all employee equity grants will be made on a quarterly basis on the first open market day of the second fiscal month of each quarter.

•	The exercise price of stock options is the fair market value (i.e., the closing price) of our common stock on the date of grant, as quoted on NASDAQ.

•

The majority of stock options vest at a rate of twenty-five percent on the first anniversary of the grant date and then in equal monthly amounts over the next three years. RSUs generally vest in four equal amounts on or about the anniversary of the grant date.

•

We have documented our equity grant processes, including appropriate internal controls, and have provided training to our stock administration, legal, human resources and finance personnel on those procedures and the accounting standards applicable to equity grants. On an on-going basis, we will audit our equity grant processes to ensure that all of our equity grants are properly accounted for and disclosed.

Components of Compensation

The compensation committee does not have a pre-established policy or target for allocating between either cash and equity or short-term and long-term incentive compensation. However, as an individual’s level of responsibility increases, the percentage of total compensation represented by variable, incentive compensation increases; the CEO’s percentage is the highest. Additionally, the majority of executives’ total compensation historically has been provided in the form of long-term incentive compensation (i.e., equity grants) because the compensation committee believes that this is the most effective way to align executives’ interests with those of our stockholders.

Cash Compensation

Cash compensation for our executive officers consists of a fixed base salary and an annual cash incentive. Base salaries for our executives are established by considering the scope of their responsibilities, performance and accomplishments, while taking into account competitive market compensation paid by other companies for similar positions in the semiconductor and related industries. As noted above, total cash compensation is targeted to be between the 50th and the 75th percentile of our peer group. In addition, the compensation committee considers executives’ compensation both individually and relative to other executives’ compensation and performance.

The compensation committee reviews base salaries on an annual basis as part of our performance and compensation review process, and increases salaries as necessary to realign salaries with market levels. In addition to base salaries, the compensation committee has the authority to annually award cash incentives to our executive officers. As discussed in more detail below, the annual cash incentive is based on our financial performance and the individual executive’s performance against individual and group goals. These goals are established by management and reviewed with the board of directors at the end of each fiscal year in advance of the relevant measurement period. In order to implement our philosophy that executives be rewarded for achieving positive financial results and other strategic goals, the compensation committee has designed the cash incentive plan to significantly affect the total compensation of our executives depending on our success in meeting annual financial and strategic goals.

Employees in director-level and above positions, including our executive officers, are eligible for a cash incentive under a three-year cash incentive plan; the plan was approved by the compensation committee in 2004 and is in effect for each of fiscal years 2005, 2006, and 2007 (the “Bonus Plan”). Under the Bonus Plan, incentives are based on a formula that takes into account (1)(a) revenue growth from one year to the next and (b) net income (less stock-based compensation expense) as a percentage of revenue above ten percent (together, the “Financial Factors”), and (2) performance against individual goals appropriate for the function headed by such employee. Under the Bonus Plan, different multipliers are applied to each of the Financial Factors. The multipliers applicable to our NEOs are set forth in the table below.

	Multipliers Applied to
Name and Principal Position	Revenue Growth Factor	Net Income as a Percentage of Revenue Factor
John P. Daane	2.75	3.00
President and Chief Executive Officer

James W. Callas(1)	1.25	1.00
Principal Financial and Accounting Officer and Acting Chief Financial Officer

Nathan M. Sarkisian(1)	1.75	1.75
Former Senior Vice President and Chief Financial Officer

Denis M. Berlan	2.25	2.25
Executive Vice President and Chief Operating Officer

Jordan S. Plofsky	1.75	1.75
Senior Vice President, Marketing

George Papa	1.75	1.75
Senior Vice President, World-Wide Sales

(1)	On October 16, 2006, Mr. Sarkisian, our CFO, retired and Mr. Callas assumed the role of Principal Financial and Accounting Officer and acting CFO.

Under the Bonus Plan, each executive has a target and a maximum payout that may be earned, both of which are a percentage of base salary. The “Grants of Plan-Based Awards” table on page 23 provides the specific target and maximum payout percentages applicable to each NEO. The actual payout is determined by the compensation committee by multiplying (1) the percentage completion of the executive’s goals times (2) the sum of the amounts calculated by applying the above multipliers to the Financial Factors. Payouts under the Bonus Plan may be zero depending on our performance against the Financial Factors and the executive’s performance against individual goals. Based on the parameters of the Bonus Plan, payouts are determined by the independent members of the board of directors upon the recommendation of the compensation committee with respect to the CEO, and by the compensation committee with respect to our other executive officers.

By way of example, the amount received by our CEO under the Bonus Plan for fiscal 2006 performance was calculated as follows:

Annual Revenue Growth	14.4%	a
Revenue Growth Multiplier	2.75	b
Revenue Growth Factor	0.396	a*b
Revenue Growth Factor Applied to Base Salary	$277,200	X
Net Income as a Percentage of Revenue(1)	28.7% >10% = 18.7%	c
Net Income Multiplier	3.00	d
Net Income Factor	0.561	c*d
Net Income Factor Applied to Base Salary	$392,700	Y
Total Financial Factors	$669,900	X+Y
Performance Against Individual Goals	80%
Total Bonus Plan Payout (rounded down to nearest thousand)	$535,000(2)

(1)	Net income (less stock-based compensation expense) as a percentage of revenue above 10%.
(2)	Amount is reflected in column (g) of the Summary Compensation Table on page 21.

Long-Term Equity Compensation

Long-term equity incentives, including stock options, RSUs, and stock purchase rights granted pursuant to our equity compensation and stock purchase plans, align the economic interests of our executive officers and other employees with those of our stockholders. Stock options and RSUs are both positive incentives because they encourage employees to work to increase our stock price. Stock options are valuable only if the fair market value of our common stock increases above the exercise price, which is set at the fair market value of our common stock on the date the option is granted. In addition, employees must remain employed with us for a fixed period of time in order for the options or RSUs to vest fully. Options and/or RSUs are granted to employees and executives following a yearly review of individual performance and consideration of the individual’s long-term value to us.

During fiscal 2006, stock option grants and RSU awards were made under our 2005 Plan. The compensation committee administers the 2005 Plan with respect to stock option and RSU awards to our CEO, other executive officers, and non-employee directors. In fiscal 2006, we awarded (1) stock options only to our CEO, then-current CFO, and new employees, and (2) RSUs to both individuals who served as our CFO, other executive officers, and existing employees. The exercise price of stock options granted to our CEO and then-current CFO during fiscal 2006 is shown in the “Grants of Plan-Based Awards” table on page 23. This table also shows the RSU awards made to both of our CFOs and other NEOs during fiscal 2006.

In order to strengthen the link between pay and performance, in January 2007, the board of directors decided that vesting of the RSU grants made to our CEO and other NEOs in 2007, other than awards made in connection with the initial election of a new executive officer, will be contingent on the company achieving net income from continuing operations as a percentage of revenue of eighteen percent or greater in 2007. If this hurdle is met in 2007, the RSUs will vest in four equal amounts on or about the anniversary of the grant date, subject to the individual’s continuing employment with us.

From 1999 through 2005, in connection with our annual performance and review process, executive officers received stock option grant agreements that contained a retirement provision. The provision allowed for an extended vesting and post-termination exercise period, provided that the executive satisfied certain age and service requirements. Specifically, if the executive retired after age fifty-five with at least ten years of service, he or she would have up to five years following retirement to exercise the options. In addition, the options would continue vesting for a period ranging from one to four years depending on (1) his or her age at retirement, (2) the length of the remaining vesting period, and (3) the term remaining in the option. In no event could the exercise or vesting periods exceed the ten-year option term. The board of directors subsequently discontinued this stock option retirement benefit for executive officers. For the option grants that contain the retirement provision, the option term will expire before most of our current executive officers satisfy the age and service requirements; with respect to our NEOs, Mr. Berlan is the only NEO who currently qualifies for the retirement benefit, and Mr. Papa is the only other NEO who could potentially recognize any benefit from the provision in the future.

In general, our employees, including executive officers, are eligible to participate in our 1987 Employee Stock Purchase Plan (“1987 Purchase Plan”), which allows eligible employees to purchase our common stock at a discount through accumulated payroll deductions. The purpose of the 1987 Purchase Plan is to encourage and enable eligible employees to purchase our stock at a discounted rate, thereby keeping the employees’ interests aligned with the interests of our stockholders. Executive officers may participate in this plan on the same basis as all other eligible employees. The 1987 Purchase Plan is described in further detail below under Proposal 2 on page 34.

Other Benefits

We have entered into a severance agreement with our CEO in order to promote stability and continuity within our company. Our CEO is the only NEO who is entitled to payments under such an agreement, the terms of which are described below under “Employment Contracts and Change of Control Arrangements” on page 27.

As discussed in further detail below at page 26, all of our employees in director-level and above positions, including our executive officers, are eligible to defer a portion of their base salary, performance and/or sales incentives into our Deferred Compensation Plan. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan.

Executive officers are also eligible for other benefits that are generally the same as those available to all of our U.S.-based employees, including medical benefits, life and accident insurance, and an annual 401(k) plan matching contribution of $2,000. We do not provide any other perquisites to our executive officers that are not made available to other employees.

CEO Compensation

Mr. Daane is our Chairman of the Board, President and CEO. In determining Mr. Daane’s compensation for fiscal 2006, the compensation committee reviewed compensation data of the peer companies described above. Based upon this review, the compensation committee determined that Mr. Daane’s base salary was in line with that of chief executive officers at peer companies and, in November 2006, the compensation committee recommended to the independent members of the board of directors that Mr. Daane’s salary remain unchanged for fiscal 2007. In January 2007, the compensation committee recommended to the independent members of the board of directors, and those board members approved, a cash incentive payment to Mr. Daane of $535,000 for fiscal year 2006. The award was calculated under the Bonus Plan for fiscal 2006 described above and was based on the board’s determination that Mr. Daane achieved 80% percent of the goals established for him by the board. In addition, the compensation committee awarded Mr. Daane a bonus of $75,000 in recognition of his performance during the period of the special committee’s investigation of our historical stock option practices. Further details regarding the special committee are provided in footnote (5) to the Director Compensation Table on page 10.

We grant stock options to our CEO based primarily on the compensation committee’s evaluation of the CEO’s ability to influence our long-term growth and profitability. The compensation committee determines the size of the option grant based principally on an estimate of the equity incentive value of the CEO’s unvested options, as well as benchmarking against peer companies. On January 10, 2006, the compensation committee approved a grant to Mr. Daane of an option to purchase 300,000 shares of our common stock. The effective date of the grant was January 10, 2006.

Other Compensation Considerations

Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we may not receive a federal income tax deduction for compensation paid to our CEO, CFO and the next three most highly compensated executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based,” under Section 162(m) we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year, subject to certain conditions. The compensation committee generally seeks to structure compensation amounts and equity plans that meet the deductibility requirements under Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. In addition, the committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because (1) a number of requirements must be satisfied in order for the compensation to qualify, and (2) uncertainties as to the application and interpretation surrounding this section currently exist.

Accounting for Stock-Based Compensation

On December 31, 2005, we began accounting for stock-based awards made to all employees and non-employee directors, including stock options, RSUs, and stock purchase rights granted pursuant to our equity compensation and stock purchase plans, in accordance with the requirements of FAS 123R.

Compensation Committee Report

The compensation committee operates under a written charter, which is available in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Kevin McGarity, Chairman

John Shoemaker, Member

COMPENSATION COMMITTEE

Summary of Officer Compensation

The following table summarizes the total compensation of our named executive officers, or NEOs, comprised of all individuals who served as our CEO or CFO at any time during fiscal 2006, and our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2006. The amounts shown below for stock awards (i.e. RSUs) and stock options represent the amounts we expensed during fiscal 2006, rather than the amounts actually received by our NEOs, and includes compensation cost recognized in our consolidated financial statements with respect to awards granted in fiscal 2006 and in prior years.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year	Salary($)	Bonus($)		Stock Awards($)(1)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total Compensation($)
	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)
John P. Daane	2006	700,027	75,000	(4)	—	2,563,818	535,000	13,462	3,887,307
President and Chief Executive Officer

James W. Callas(5)	2006	230,009	75,000	(6)	26,398	235,829	93,000	—	660,236
Principal Financial and Accounting Officer and Acting Chief Financial Officer

Nathan M. Sarkisian(5)(7)	2006	317,733	—		68,393	725,948	—	—	1,112,074
Former Senior Vice President and Chief Financial Officer

Denis M. Berlan	2006	500,019	—		234,437	986,544	280,000	19,231	2,020,231
Executive Vice President and Chief Operating Officer

Jordan S. Plofsky	2006	350,013	25,000	(8)	175,868	800,940	149,000	—	1,500,821
Senior Vice President, Marketing

George Papa	2006	350,013	20,000	(8)	175,868	842,638	141,000	—	1,529,519
Senior Vice President, World-Wide Sales

(1)	Stock awards consist only of RSUs. Amounts shown in columns (e) and (f) do not reflect compensation actually received by the NEO. Instead, the amounts represent the amount of compensation cost we recognized in fiscal 2006, including amounts related to grants made in prior years, in accordance with FAS 123R, disregarding adjustments for forfeiture assumptions. For a discussion of valuation assumptions, see Note 8 to our 2006 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2006.
(2)	Amounts listed in column (g) represent cash incentive awards pursuant to our Bonus Plan (described in further detail in the “Cash Compensation” section on page 16) that our NEOs received for fiscal 2006 performance. In the case of Mr. Daane, the amount shown here is based on a determination that he achieved 80% of his individual goals; with respect to our other NEOs, the percentages were as follows: 75% for Mr. Berlan; 76% Mr. Plofsky; 72% for Mr. Papa; and 88% for Mr. Callas. To the extent these amounts were not deferred by the NEO into our Deferred Compensation Plan, the amounts were paid out in 2007.
(3)	Amounts reflect vacation cash-out benefit ($13,462 and $19,231 for Mr. Daane and Mr. Berlan, respectively). In general, all employees are entitled to cash-out unused vacation hours in excess of a specified amount. This can be done once per year.
(4)	The board of directors awarded Mr. Daane a bonus of $75,000 in recognition of his performance during the period of the special committee’s investigation of our historical stock option practices. Further details regarding the special committee are provided in footnote (5) to the Director Compensation Table on page 10.
(5)	On October 16, 2006, Mr. Sarkisian, our then-current CFO, retired and Mr. Callas assumed the role of Principal Financial and Accounting Officer and acting CFO.
(6)	The board of directors awarded Mr. Callas a bonus of $75,000 in recognition of his service as acting CFO from October 16, 2006 to January 15, 2007.
(7)	Mr. Sarkisian retired on October 16, 2006. In accordance with our standard equity plan provisions, (a) all stock options ceased vesting on that date, (b) options that were unvested at that time were forfeited, and (c) all vested options terminated 30 days after the retirement date, as specified in the applicable stock option agreement previously entered into between us and Mr. Sarkisian.

(8)	The board of directors awarded Mr. Plofsky and Mr. Papa a bonus of $25,000 and $20,000, respectively, in recognition of the fact that both individuals took on certain responsibilities in fiscal 2006 normally performed by Mr. Daane, who was required to devote a substantial portion of his time on matters relating to the special committee’s investigation of our historical stock option practices.

The foregoing compensation table does not include certain fringe benefits that are, in the aggregate, less than $10,000 or are generally made available on a non-discriminatory basis to all of our U.S. employees. These fringe benefits include 401(k) matching contributions, group health insurance, dental insurance, and long-term disability insurance, which we consider to be ordinary and incidental business costs and expenses. See the “Compensation Discussion and Analysis” beginning on page 14 of this proxy statement for further information on the compensation and benefits provided to our CEO, CFO and other executive officers.

Grants of Plan-Based Awards During Fiscal 2006

The following table sets forth information with respect to our Bonus Plan as well as stock option grants and RSU awards made during 2006 to our NEOs, including the grant date fair value of the RSU and stock option awards.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date(1)		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
				Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
John P. Daane	1/10/06 N/A	1/10/06 N/A		— —	— 700,000	— 1,400,000	— —	300,000 —	19.55 —	2,481,120 N/A
James W. Callas	1/30/06 N/A	1/11/06 N/A	(1)	— —	— 115,000	— 230,000	6,000 —	— —	— —	115,740 N/A
Nathan M. Sarkisian	1/10/06 1/30/06 N/A	1/10/06 1/10/06 N/A		— — —	— — 190,200	— — 380,400	— 20,000 —	50,000 — —	19.55 — —	413,520 385,800 N/A
Denis M. Berlan	1/30/06 N/A	1/10/06 N/A		— —	— 400,000	— 800,000	40,000 —	— —	— —	771,600 N/A
Jordan S. Plofsky	1/30/06 N/A	1/10/06 N/A		— —	— 210,000	— 420,000	40,000 —	— —	— —	771,600 N/A
George Papa	1/30/06 N/A	1/10/06 N/A		— —	— 210,000	— 420,000	40,000 —	— —	— —	771,600 N/A

(1)	The compensation committee approved all equity-based awards to executive officers at its January 10, 2006 meeting. Mr. Callas was not an executive officer on January 10, 2006 (he assumed the role of Principal Financial and Accounting Officer and acting CFO on October 16, 2006, when Mr. Sarkisian, our then-current CFO, retired). The stock option committee approved Mr. Callas’ RSU grant on January 11, 2006, along with those of other employees participating in our annual performance and compensation review process. At the January 10, 2006 meeting, the compensation committee decided that the grant date for RSUs for executive officers would be January 30, 2006, to coincide with the grant of RSUs to all other employees who participated in our annual review process. RSUs were granted on January 30, 2006 and valued at $19.29 per share (the closing price of our common stock on that day). The stock option grants made on January 10, 2006 had an exercise price of $19.55, which was the closing price of our common stock as reported on NASDAQ on that day.
(2)	The amounts shown in columns (d)-(f) reflect the minimum, target and maximum payment amounts that NEOs may receive under the Bonus Plan, depending on performance against the metrics described in further detail in the “Cash Compensation” section on page 16. The amounts range from zero to a cap based on a certain percentage of the individual’s base salary. The applicable caps are as follows: 200% for Mr. Daane; 160% for Mr. Berlan; 120% for Mr. Sarkisian, Mr. Plofsky and Mr. Papa; and 100% for Mr. Callas.
(3)	Represents the number of RSUs awarded to each NEO in fiscal 2006 pursuant our 2005 Plan, as described in further detail in the “Long Term Equity Compensation” section on page 18.
(4)	Represents the number of non-statutory stock options that were granted at fair market value under our 2005 Plan in fiscal 2006, as described in further detail in the “Long Term Equity Compensation” section on page 18.
(5)	The exercise price for each stock option shown here is the fair market value (i.e., the closing price) of our common stock on the date of grant, as reported on NASDAQ.
(6)	Represents the full grant date fair value of each stock option grant and/or RSU award, as applicable, computed in accordance with FAS 123R.

Option Exercises and Stock Vested In Fiscal 2006

The following table provides information regarding option exercises and vesting of restricted stock awards. None of the RSUs that were previously awarded to our NEOs vested in fiscal 2006.

OPTION EXERCISES AND STOCK VESTED

IN LAST FISCAL YEAR

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
John P. Daane	—	—	—	—
James W. Callas	49,000	362,275	—	—
Nathan M. Sarkisian	391,667	2,662,968	—	—
Denis M. Berlan	751,000	8,589,929	—	—
Jordan S. Plofsky	—	—	—	—
George Papa(2)	—	—	12,500	245,750	(2)

(1)	Reflects exercise of stock options received pursuant to our 1996 Stock Option Plan (which was replaced by the 2005 Plan in May 2005). The value realized on exercise represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.
(2)	In connection with our employment of Mr. Papa in February 2002, we granted him 50,000 shares of our restricted common stock. The final twenty-five percent of the shares vested on February 19, 2006. The value realized on vesting is based on $19.66 per share (the closing price of our common stock as reported by NASDAQ on that day). Further details of this grant are provided in the “Employment Contracts and Change of Control Arrangements” section on page 27.

Outstanding Equity Awards

The following table provides information regarding outstanding equity awards, including stock options and RSUs, and applicable market values at the end of fiscal 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John P. Daane	1,500,000	—	—	23.94	11/30/2010	—	—	—	—
	500,000	—	—	22.49	12/03/2011	—	—	—	—
	500,000	—	—	13.91	12/03/2012	—	—	—	—
	364,583	135,417	—	23.47	01/05/2014	—	—	—	—
	143,750	156,250	—	21.06	03/02/2015	—	—	—	—
	—	300,000	—	19.55	01/10/2016	—	—	—	—

James W. Callas	65,000	—	—	15.41	03/29/2009	—	—	—	—
	25,000	—	—	22.72	12/14/2009	—	—	—	—
	40,000	—	—	24.62	12/20/2010	—	—	—	—
	55,000	—	—	22.49	12/03/2011	—	—	—	—
	45,000	—	—	13.91	12/03/2012	—	—	—	—
	32,813	12,187	—	23.47	01/05/2014	—	—	—	—
	26,354	28,646	—	20.04	01/03/2015	6,000	118,080	—	—

Nathan M. Sarkisian(4)	—	—	—	—	—	—	—	—	—

Denis M. Berlan	286,000	—	—	7.64	12/12/2007	—	—	—	—
	143,000	—	—	13.02	12/16/2008	—	—	—	—
	200,000	—	—	22.72	12/14/2009	—	—	—	—
	160,000	—	—	24.62	12/20/2010	—	—	—	—
	250,000	—	—	22.49	12/03/2011	—	—	—	—
	250,000	—	—	13.91	12/03/2012	—	—	—	—
	182,292	67,708	—	23.47	01/05/2014	—	—	—	—
	71,875	78,125	—	21.06	03/02/2015	40,000	787,200	—	—

Jordan S. Plofsky	400,000	—	—	26.65	05/01/2011	—	—	—	—
	220,000	—	—	22.49	12/03/2011	—	—	—	—
	200,000	—	—	13.91	12/03/2012	—	—	—	—
	145,833	54,167	—	23.47	01/05/2014	—	—	—	—
	59,896	65,104	—	21.06	03/02/2015	40,000	787,200	—	—

George Papa	400,000	—	—	22.10	02/19/2012	—	—	—	—
	200,000	—	—	13.91	12/03/2012	—	—	—	—
	145,833	54,167	—	23.47	01/05/2014	—	—	—	—
	59,896	65,104	—	21.06	03/02/2015	40,000	787,200	—	—

(1)	Twenty-five percent of the shares subject to each option grant shown here vest one year after the date of grant, and the remainder vest monthly over the following thirty-six months. All options have a maximum term of ten years.
(2)	RSUs vest at a rate of twenty-five percent over four years, except in the case of Mr. Berlan, whose RSUs vest equally over a three year period.
(3)	Amounts reflecting market value of RSUs are based on the price of $19.68 per share, which was the closing price of our common stock as reported on NASDAQ on December 29, 2006.

(4)	Mr. Sarkisian retired on October 16, 2006. In accordance with the terms of his stock option agreements, (a) all stock options ceased vesting on that date, (b) options that were unvested at that time were forfeited, and (c) all vested options terminated 30 days after the retirement date.

Non-Qualified Deferred Compensation

All of our employees in director-level and above positions, including our executive officers, are eligible to defer a portion of their salary and cash incentive into our Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”). Pursuant to the Deferred Compensation Plan, eligible employees can defer: (1) up to 100% of their base salary, performance and/or sales incentives if the employee does not participate in our 401(k) plan, and (2) up to 65% of their base salary and performance incentive and up to 80% of their sales incentive if the employee participates in our 401(k) plan. In general, deferral elections are made in November of each year for amounts to be earned in the upcoming year. Participants may invest amounts in individual stocks or funds available under the Deferred Compensation Plan (in general, those traded on a nationally recognized exchange), with the exception of investing in securities of Altera, Xilinx, Inc., or Lattice Semiconductor Corporation. Plan earnings are calculated by reference to actual earnings of mutual funds or other securities chosen by individual participants.

Except for a change in control or certain unforeseeable emergencies (as defined under the Deferred Compensation Plan), benefits under the plan will not be distributed until a “distribution event” has occurred. At the election of each participant, the distribution event may be: (1) when a specified date or age is attained, (2) the earlier of a specified date or age, or termination, or (3) termination of employment. Distributions can be made in the form of cash or in kind, and the method of distribution can be a lump sum payment or annual installments (not to exceed ten years).

We incur incidental expenses for administration of the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant’s compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to the plan) are eventually distributed. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan.

The following table provides information regarding the amount of contributions, earnings and the aggregate balance of non-qualified deferred compensation for our NEOs in fiscal 2006.

NONQUALIFED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
John P. Daane	152,986	—	27,748	—	702,513
James W. Callas	51,007	—	20,884	—	330,746
Nathan M. Sarkisian	—	—	182,734	—	2,726,063
Denis M. Berlan	505,587	—	569,135	—	6,423,423
Jordan S. Plofsky	—	—	—	—	—
George Papa	63,001	—	9,754	—	249,410

(1)	To the extent that a contribution was made from base salary, that amount is also included in column (c) of the Summary Compensation Table on page 21. However, contributions made from performance and/or sales incentives are not reflected in the Summary Compensation Table because such amounts were earned in the preceding fiscal year (i.e. fiscal 2005) but paid, and therefore contributed, in fiscal 2006.
(2)	Amounts that comprise the totals shown in column (f) were previously reported as salary and/or bonus in fiscal 2006 and prior fiscal years, as applicable.

Equity Compensation Plan Information

The following table provides information as of December 29, 2006 regarding equity compensation plans approved and not approved by our security holders.

EQUITY COMPENSATION PLAN INFORMATION

(In thousands, except price per share amounts) Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	57,343	(1)(2)	$20.26	(3)	20,640	(4)
Equity Compensation Plans Not Approved by Security Holders	—		—		—

Total	57,343	(5)	$20.26		20,640

(1)	Includes shares subject to outstanding options granted under our 2005 Plan and prior equity incentive plans no longer in effect.
(2)	Includes 2,751,091 RSUs granted under our 2005 Plan.
(3)	This weighted-average exercise price does not include outstanding RSUs.
(4)	Consists of 18,000,745 shares available for future issuance under our 2005 Plan (for options and RSUs), and 2,638,988 shares available for future issuance under our 1987 Purchase Plan.
(5)	Does not include information for options assumed in connection with mergers and acquisitions. As of December 29, 2006, a total of 48,288 shares of our common stock with a weighted-average exercise price of $3.61 were issuable upon exercise of such outstanding options.

Employment Contracts and Change of Control Arrangements

In connection with our employment of John P. Daane as our President and Chief Executive Officer in November 2000, we entered into a severance agreement and a change in control severance agreement with Mr. Daane. These agreements were subsequently combined into one (the “Severance Agreement”), and extended effective as of November 30, 2005.

Under the severance provision of the Severance Agreement, Mr. Daane is entitled to receive a lump sum payment equivalent to two years of his then-current salary and one year of accelerated vesting of his restricted stock, stock options, or other equity in the company, as applicable, unless otherwise specified in his respective equity agreements. Mr. Daane would have one year from termination of employment to exercise any stock options for which vesting had been accelerated. The severance payments are payable only if we terminate Mr. Daane for reasons other than his death or for cause, as defined in the agreement. Mr. Daane is not eligible for severance payments if he is eligible to receive benefits under the change in control portion of the Severance Agreement. Mr. Daane is not entitled to receive severance payments if he voluntarily terminates his employment for any reason. As a condition to receiving the severance payments, Mr. Daane must execute a release, releasing and waiving any claims he may have against us.

Under the change in control provision of the Severance Agreement, Mr. Daane is entitled to receive severance compensation if, within 24 months following a change in control, one or more of the following events, referred to as “triggering events,” occurs:

•	Mr. Daane is terminated within 24 months of a change in control for reasons other than his death or for cause (as defined in the Severance Agreement);

•	Mr. Daane is reassigned to a position other than CEO and he terminates his employment within 90 days of such reassignment; or

•	we move our headquarters more than 60 miles from its present location and he terminates his employment within 90 days of such move.

A change in control is generally defined as the acquisition, direct or indirect, of fifty percent or more of either (1) the total combined voting power of our outstanding common stock, or (2) the total fair market value of our common stock. Upon the occurrence of a triggering event, Mr. Daane is entitled to receive the following compensation:

•	24 months of his then-current base salary;

•	a cash award equivalent to two times his target award for the fiscal year in which the change in control occurs; and

•

accelerated vesting of all restricted stock, stock options, or other equity in the company, as applicable (unless otherwise specified in his respective equity agreements), granted or issued at least six months prior to the change in control. Mr. Daane would have one year from termination of employment to exercise any stock options for which vesting has been accelerated.

The Severance Agreement will terminate on November 30, 2010, unless earlier terminated as a result of a change in control.

Potential Payments Upon Termination or Change in Control

The following table sets forth Mr. Daane’s total compensation package, including the compensation that might be earned by Mr. Daane under his Severance Agreement if termination of his employment occurred as of December 29, 2006:

Component	Amount Earned/Granted	Description
Base Salary	$700,027 (including amount contributed to company’s Non-Qualified Deferred Compensation Plan)	Base salary has not increased since 2003.

Annual Cash Incentive	Target: 100% of base salary, capped at 200% Actual Earned in 2006: $610,000 (including $75,000 bonus)	$535,000 of the amount actually earned was calculated in accordance with the Bonus Plan for executive officers, which is described on page 16. The remaining $75,000 was a discretionary bonus award.

Stock Options	Number Granted: 300,000 Exercise Price: $19.55 Vesting: 25% vest after 1st year, then monthly until full vest after four years	See description on page 19.

Component	Amount Earned/Granted	Description
Estimated Fair Value of Award on Date of Grant: $2,481,120

Restricted Stock	N/A

Restricted Stock Units	N/A

Performance Shares	N/A

Deferred Compensation

All contributions by Mr. Daane to our Deferred Compensation Plan are included in the salary and cash incentive figures noted above.

Mr. Daane’s contribution for 2006: $152,986

Company Match: None

Mr. Daane’s aggregate balance as of December 29, 2006: $702,513

Employees with job titles of director and above may participate our Deferred Compensation Plan under which participants may defer a portion of base salary, performance and/or sales incentives into the investment of their choice, subject to certain restrictions, and select a distribution event (i.e., payment date) for those funds. We do not contribute anything to the plan on participants’ behalf (i.e., no match) nor do we guarantee a certain return on investment.

Supplemental Retirement Benefit	N/A

Executive Perquisites	N/A

Gross-Ups	N/A

Severance Associated with Change in Control (Assuming termination as of 12/29/06)

Salary Continuation: $1,400,000

Cash Award: $1,400,000

Stock Options: Accelerated vesting of all options granted six months or more prior to change in control. Assuming termination on the last business day of fiscal 2006, the theoretical value of all options granted prior to 12/29/06 was $9,131,587, of which $2,924,283 represents intrinsic, or in-the-money, value on 12/29/06(1).

Total Potential Payment: $11,931,587(1)

Double trigger. See description of Mr. Daane’s Severance Agreement on page 27.

Severance (“For Cause”) (Assuming termination as of 12/29/06)	Salary Continuance: $0 Cash Award: Award not guaranteed. Award, if any, would be determined by the compensation committee in accordance with the Bonus Plan.	See description of Mr. Daane’s Severance Agreement on page 27.

Component	Amount Earned/Granted	Description

Stock Options: Vesting ceases immediately upon termination. Assuming termination on the last business day of fiscal 2006, the theoretical value of all vested options as of 12/29/06 was $3,032,516, of which $2,885,033 represents intrinsic, or in-the-money, value on 12/29/06(1).

Total Potential Payment (assuming achievement of target payment amount under the Bonus Plan): $3,732,516(1)

Severance (“Not For Cause”) (Assuming termination as of 12/29/06)

Salary Continuance: $1,400,000

Cash Award: Award not guaranteed. Award, if any, would be determined by the compensation committee in accordance with the Bonus Plan.

Stock Options: Twelve months of vesting acceleration of all options granted prior to termination. Assuming termination on the last business day of fiscal 2006, the theoretical value of all vested options as of 12/29/06 was $8,410,655, of which $2,903,841 represents intrinsic, or in-the-money, value on 12/29/06(1).

Total Potential Payment (assuming achievement of target payment amount under the Bonus Plan): $10,510,655(1)

See description of Mr. Daane’s Severance Agreement on page 27.

Post-Retirement Package	N/A

(1)	The option amounts do not reflect the value that Mr. Daane will actually recognize. Instead, the amounts represent a theoretical value, calculated in accordance with FAS 123R. See footnote (1) to the Summary Compensation Table on page 21 for further detail on valuation assumptions, and the “Outstanding Equity Awards as Fiscal Year-End” table on page 25 for a listing of Mr. Daane’s outstanding equity awards.

In February 2002, the stock option plan committee of the board of directors approved a grant of 50,000 shares of our restricted common stock to George Papa, our current Senior Vice President, Worldwide Sales. The restricted stock award granted to Mr. Papa was intended to compensate him for stock options that he forfeited upon termination of his prior employment. Mr. Papa purchased the 50,000 shares at the par value per share ($0.001 per share). Twenty-five percent of the shares vested on each anniversary of Mr. Papa’s hire date (February 19, 2002), so that all of the shares were fully vested on February 19, 2006. The value realized upon the vesting of the last twenty-five percent is shown in column (e) in the “Option Exercises and Stock Vested in Last Fiscal Year” table on page 24.

From 1999 through 2005, executive officers received stock option grant agreements in connection with our annual performance and compensation review process. The agreements contained a retirement provision which allowed for an extended vesting and post-termination exercise period, provided that certain age and service requirements were satisfied. The retirement provisions applicable to such options are described in further detail in the “Long Term Equity Compensation” section on page 18. Assuming a December 29, 2006 termination date, Mr. Berlan is the only NEO who could recognize any benefit from this provision. If Mr. Berlan’s employment terminated as of December 29, 2006, the estimated benefit of the option enhancement would be $6,975,000. This estimate does not reflect the value that Mr. Berlan will actually recognize (a number of options are out-of-the-money as of 12/29/06). Instead, the amount represents a theoretical value of the incremental benefit, calculated in accordance with FAS 123R. See footnote (1) to the Summary Compensation Table on page 21 for further detail on valuation assumptions, and the “Outstanding Equity Awards as Fiscal Year-End” table on page 25 for a listing of Mr. Berlan’s outstanding equity awards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors, and ten percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 29, 2006, all Section 16(a) filing requirements applicable to our officers, directors, and ten percent stockholders were complied with.

Audit Committee Report

The following is a report of the audit committee with respect to our audited consolidated financial statements for the fiscal year ended December 29, 2006.

The audit committee operates under a written charter adopted by the board of directors. The audit committee charter is available in the “Corporate Governance” section of our website at www.altera.com, or by calling our Investor Relations Department at (408) 544-7000, or by writing us at Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

In general, the audit committee charter sets forth:

•	the scope of the audit committee’s responsibilities and the means by which it carries out those responsibilities;

•	the independent registered public accounting firm’s (“external auditor”) accountability to the board of directors and the audit committee; and

•	the audit committee’s responsibility to monitor the independence of the external auditors.

Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements; selection of accounting and financial reporting principles; and maintaining internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers, our external auditors, is responsible for performing an independent audit of the consolidated financial statements and the internal controls over financial reporting in accordance with auditing standards generally accepted in the United States of America.

The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the external auditors. The audit committee serves a board-level oversight role, in which it provides advice, counsel, and direction to management and the external auditors on the basis of the information it receives, discussions with management and the external auditors, and the experience of the audit committee’s members in business, financial, and accounting matters.

The audit committee members have relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America. The audit committee’s oversight role does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the internal and external auditors do not assure that our consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America, nor that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America.

Among other matters, the audit committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the external auditors may be retained to perform non-audit services. The audit committee has sole responsibility to retain and replace our external auditors. The audit committee formally reviews the performance of the external auditors on an annual basis in order to determine whether rotation of audit firms is appropriate. The audit committee also reviews the results of the external auditors’ work with regard to the adequacy and appropriateness of our financial reporting, accounting, and internal controls.

Audit Fees Pre-Approval Policy

The audit committee has adopted a policy that requires the audit committee to approve, in advance, all audit, audit-related, and permissible non-audit services performed by the external auditors. At the beginning of each fiscal year, management and the external auditors present to the audit committee for approval the services that are proposed to be performed by the external auditors during the coming year together with an estimate of the amount of fees to be billed for such services. The chairman of the audit committee, or any other member of the audit committee in the chairman’s absence, may approve additional services and/or an increase in the amount of fees to be incurred by the company for services to be performed by the external auditors.

Unless otherwise performed by a comparable body of the board of directors, the audit committee must review and approve all related-person transactions as such term is defined by the SEC and NASDAQ. The policies and procedures for reviewing, approving and monitoring such related-person transactions are discussed in further detail below under “Certain Relationships and Related-Party Transactions” on page 34.

Review with Management

The audit committee has reviewed and discussed our audited consolidated financial statements with management. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Review and Discussions with Independent Registered Public Accounting Firm

During fiscal 2006, the audit committee held meetings with management and the external auditors to discuss the overall scope and plans for the audit. The audit committee also met with our internal and external auditors, with and without management present, to discuss the results of its independent audit and its evaluations of our internal controls. In addition, the audit committee reviewed and discussed the audited consolidated financial statements for the year ended December 29, 2006 and held discussions with management and the external auditors on the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. The audit committee reviewed and discussed with management and the internal and external auditors, management’s report on the company’s internal controls over financial reporting and PricewaterhouseCoopers’ attestation report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting.

The audit committee has discussed with PricewaterhouseCoopers the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards), as amended by SAS 89 (Audit Adjustments), and SAS 90 (Audit Committee Communications), which includes, among other items, matters related to the conduct of the audit of our consolidated financial statements and other matters relating to the external auditor’s judgments about the acceptability and the quality of the company’s accounting principles.

The audit committee has also received written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (which relates to the external auditors’ independence from us and our related entities) and has discussed with PricewaterhouseCoopers its independence from us. In addition, the audit committee has also considered whether the provision of those services set forth in the table below is compatible with PricewaterhouseCoopers maintaining its independence from us.

Conclusion

Based on the review and discussions with management, the internal auditor, and our external auditors, the audit committee recommended to our board of directors that our audited consolidated financial statements and management’s report on internal controls over financial reporting be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2006.

Robert W. Reed, Chairman

Robert J. Finocchio, Jr. Member

Susan Wang, Member

AUDIT COMMITTEE

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Audit, Audit-Related and Tax Fees

The audit committee pre-approves and reviews audit and permissible non-audit services to be performed by PricewaterhouseCoopers, our independent registered public accounting firm, including fees charged for such services. The audit committee has determined that the provision of the services described below is compatible with maintaining the independence of PricewaterhouseCoopers. The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers for the following services for fiscal years 2006 and 2005:

Description of Services	2006	2005
Audit Fees(1)	$4,597,000	$1,686,000
Audit-Related Fees(2)	$180,000	$204,000
Tax Fees(3)	$324,000	$328,000
All Other Fees	$0	$0

Total	$5,101,000	$2,218,000

(1)

Represents the aggregate fees billed or to be billed for professional services rendered for the audit of our annual financial statements, the review of the financial statements included in our quarterly reports during such period, review of documents provided in connection with statutory or regulatory filings, and Section 404 attestation. The fiscal 2006 amount also includes fees of $2,900,000 for professional services related to the review of our historical stock option practices and related accounting, including the filing of our amended Annual Report on Form 10-K/A for the fiscal year ended December 30, 2005.

(2)	Represents the aggregate fees billed or to be billed for professional services rendered for the audits of financial statements prepared for tax purposes, and consultations concerning financial accounting and reporting standards, including work related to the adoption of FAS 123R and FIN 48.
(3)	Represents the aggregate fees billed for professional services rendered for tax return compliance and examination services, and includes worldwide tax planning and consulting services of $86,000 for 2006 and $195,000 for 2005.

Certain Relationships and Related-Party Transactions

We have entered into various compensation arrangements with some of our executive officers, which are discussed under “Employment Contracts and Change of Control Arrangements” on page 27.

In addition, the board of directors has adopted policies and procedures for reviewing, approving and monitoring transactions involving us and “related persons.” The policy covers: (1) any transaction or series of transactions in which we or any of our subsidiaries was or is to be a participant, (2) in which the amount involved exceeds $120,000, and (3) in which a “related person” had or will have any material interest. “Related persons” include directors and executive officers (or their immediate family members), or stockholders who own more than five percent of our outstanding common stock (or their immediate family members).

On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). In addition to these annual reviews, the affected director, executive officer, and our management are required to bring these matters to the attention of the chairman of the board, the lead independent director, or the secretary of the company in advance (or, if not practicable, as promptly as possible). Those persons subsequently decide whether the matter should be brought to the board of directors or to a committee of the board; the board or committee consisting solely of independent members then reviews the particular transaction.

In performing its review, the board (or applicable committee) applies all relevant standards in determining whether the transaction is in the best interests of the company, including, as applicable: (1) our business interest in entering into the transaction, (2) whether the transaction is made or entered into in the ordinary course of business, (3) whether the transaction is made on substantially the same terms as other comparable transactions involving us and unrelated third parties, (4) the potential for the transaction to lead to an actual or apparent conflict of interest, and (5) alternatives to entering into the transaction with the related person.

PROPOSAL TWO—APPROVAL OF AMENDMENT TO

1987 EMPLOYEE STOCK PURCHASE PLAN

At the annual meeting, the stockholders are being requested to approve the proposed amendment to the 1987 Employee Stock Purchase Plan, referred to as the “1987 Purchase Plan,” to increase by 1,000,000 the number of shares reserved for issuance.

General

The 1987 Purchase Plan was adopted by our board of directors in August 1987 and approved by our stockholders in September 1987. As originally adopted, the 1987 Purchase Plan had 200,000 shares of common stock reserved for issuance. Through the years, the board of directors has authorized, and stockholders have approved, amendments to the 1987 Purchase Plan to increase the number of shares reserved for issuance. Most recently, at the annual meeting in 2006, the stockholders approved an amendment increasing the number of shares reserved for issuance under the 1987 Purchase Plan by an aggregate of 1,000,000 shares to 21,700,000. Subject to stockholder approval, we plan to register the additional 1,000,000 shares reserved under the 1987 Purchase Plan on a Registration Statement on Form S-8.

As of the record date, 18,061,012 shares had been issued pursuant to the exercise of options to purchase shares under the 1987 Purchase Plan, and 2,638,988 shares are available for future grant.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve the amendment to the 1987 Purchase Plan. Our board of directors has unanimously approved the proposed amendment and recommends that the stockholders vote “FOR” such amendment.

Essential Features of the 1987 Purchase Plan

General

The 1987 Purchase Plan, and the right of participants to make purchases under the 1987 Purchase Plan, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Sections 421 and 423 of the Code. The provisions of the 1987 Purchase Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Code.

The 1987 Purchase Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA.

Purpose

The purpose of the 1987 Purchase Plan is to provide our employees, including the employees of any of our subsidiaries designated by the board, with an opportunity to purchase our common stock through accumulated payroll deductions.

Administration

The 1987 Purchase Plan may be administered by our board of directors or a committee of board members appointed by the board of directors. Once appointed, the members of the committee shall continue to serve until otherwise directed by the board. The administration, interpretation, or application of the 1987 Purchase Plan by the board or committee is final, conclusive, and binding upon all participants to the full extent provided by law. No charges for administrative or other costs may be made against the payroll deductions of a participant in the 1987 Purchase Plan. Members of the board of directors receive no additional compensation for administering the 1987 Purchase Plan. Currently, Mr. Daane is the sole member of the committee that administers the 1987 Purchase Plan.

Eligibility

Any person, including an executive officer, who is customarily employed for at least twenty hours per week and more than five months in a calendar year by us or any of our designated subsidiaries, as of an offering date, are eligible to participate in the 1987 Purchase Plan. An offering date is the first trading day of a given offering period. Notwithstanding the foregoing, no participant shall be granted an option to purchase shares under the 1987 Purchase Plan:

•

that would permit the participant’s rights to purchase stock under all of our employee stock purchase plans and those of our subsidiaries to accrue at a rate that exceeds $21,250 (which is eighty-five percent of $25,000 of the fair market value of such stock determined at the time such stock option is granted) for each calendar year in which such option is outstanding at any time; or

•

if, after the grant of an option, the participant would own common stock or options to purchase common stock equal to five percent or more of the total combined voting power or value of all classes of our capital stock or capital stock of any of our subsidiaries.

For purposes of the 1987 Purchase Plan, the employment relationship is treated as continuing intact while a participant is on sick leave or other leave of absence approved by us. However, if the period of leave exceeds 90 days and the participant’s right to re-employment is not guaranteed either by statute or by contract, the participant will be deemed to have withdrawn from the 1987 Purchase Plan on the 91st day of such leave.

Furthermore, if, on a purchase date, the number of shares that would otherwise be subject to stock options under the 1987 Purchase Plan exceeds the number of shares available for sale as of the beginning of the applicable offering period, a pro-rata allocation of the available shares is made in as uniform and as equitable a manner as is practicable.

As of the record date, approximately 2,571 employees were eligible to participate in the 1987 Purchase Plan.

Enrollment in the Plan

Eligible employees become participants in the 1987 Purchase Plan by completing a subscription agreement authorizing payroll deductions prior to the applicable offering date. A person who becomes employed after the commencement of an offering period may not participate in the 1987 Purchase Plan until the commencement of the next offering period.

Offering Periods; Purchase Periods

Typically, the 1987 Purchase Plan is implemented by consecutive, overlapping twelve-month offering periods, with a new offering period commencing on the first trading day on or after May 1 and November 1 of each year and terminating on the trading day on or before April 30 and October 31. Each twelve-month offering period generally includes two six-month purchase periods. In the future, the board of directors may alter the duration of the offering periods, including the commencement dates, with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected.

Purchase Price

The purchase price at which shares are sold under the 1987 Purchase Plan is eighty-five percent of the lower of the fair market value of a share of our common stock on (1) the first trading day of the offering period, or (2) the last trading day of the purchase period. If the fair market value at the end of any purchase period is less than the fair market value at the beginning of the offering period, each participant is (1) automatically withdrawn from the current offering period following the purchase of shares on the purchase date, and (2) automatically re-enrolled in the immediately following offering period. The 1987 Purchase Plan provides that, because our common stock is currently traded on NASDAQ, the fair market value of a share of our common stock on a given date shall be the closing price on NASDAQ on such date, as reported in The Wall Street Journal.

Payment of the Purchase Price; Payroll Deductions

The payroll deductions accumulated during the offering period are applied to the purchase of the shares. The deductions may not exceed ten percent of a participant’s eligible compensation received on each pay day. The aggregate of such payroll deductions during the offering period cannot exceed ten percent of a participant’s aggregate eligible compensation during such offering period up to a maximum of $21,250 (which is eighty-five percent of $25,000 of the fair market value of such stock determined at the time such stock option is granted) for each calendar year. Eligible compensation is defined as all regular straight time gross earnings, plus sales commissions and sales incentives earned during the entire offering period, but exclusive of payments for overtime, shift premium, other incentive payments, bonuses, or other compensation.

Payroll deductions commence on the first payday following the first day of the offering period and continue at the same percentage rate until the end of the offering period unless sooner terminated. No interest accrues on the payroll deductions of a participant in the 1987 Purchase Plan. At any time during the offering period, a participant may discontinue or decrease his or her payroll deductions without withdrawing amounts previously contributed. A participant may increase his or her rate of payroll deductions only for a subsequent offering period and may not increase his or her rate of payroll deductions during an outstanding offering period in which such participant is currently participating.

All payroll deductions received or held by us under the 1987 Purchase Plan may be used by us for any corporate purpose, and we are not obligated to segregate such payroll deductions. Until the shares are issued, participants only have the rights of an unsecured creditor.

Purchase of Stock; Grant of Options

On the first day of each offering period, each eligible employee participating in the 1987 Purchase Plan is granted an option to purchase up to a maximum of 10,000 shares of our common stock during each purchase period. The exact number of shares is determined by dividing such employee’s accumulated payroll deductions at the end of the purchase period by the option purchase price determined as described above, subject to the limitations set forth in the 1987 Purchase Plan. For future offering periods, the board of directors may increase or decrease, in its absolute discretion, the maximum number of shares of our common stock that may be purchased during each purchase period of the offering period.

Exercise of Options

Unless the participant’s participation is discontinued, each participant’s option for the purchase of the maximum number of full shares is exercised automatically at the end of the purchase period at the applicable price.

Withdrawal

A participant may withdraw all, but no less than all, the payroll deductions credited to his or her account under the 1987 Purchase Plan at any time prior to the last day of the offering period by giving written notice to us. After receipt of a notice of withdrawal, (1) all of the participant’s payroll deductions credited to his/her account will be promptly paid, (2) the participant’s option for the current period will automatically terminate, and (3) no further payroll deductions for the purchase of shares will be made during the offering period.

A participant’s withdrawal from an offering does not have any effect upon such participant’s eligibility to participate in subsequent offerings under the 1987 Purchase Plan or in any similar plan that we may adopt.

Termination or Interruption of Employment

Upon termination or interruption of a participant’s employment for any reason, including retirement or death, prior to the last day of the offering period, the payroll deductions credited to the participant’s account will be returned to such participant, or, in the case of the participant’s death, to the person or persons entitled thereto as specified in the participant’s subscription agreement, and his or her option will automatically terminated.

Adjustments upon Changes in Capitalization or Merger

In the event any change, such as a stock split or payment of a stock dividend, is made in our capitalization that results in an increase or decrease in the number of outstanding shares of common stock without our receipt of additional consideration, an appropriate adjustment will be made in the shares subject to purchase and in the purchase price per share, subject to any required action by our stockholders. In the event of our proposed dissolution or liquidation, the offering periods then in progress will be shortened and a new exercise date will be set. The board of directors shall notify the participant at least ten days prior to the new exercise date that the exercise date has been changed and that the participant’s option will be exercised automatically, unless the participant has withdrawn from the offering period prior to the new exercise date. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, the participant’s outstanding option will be assumed or substituted for or by the successor corporation, or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or provide a substitute for the participant’s outstanding options, we will take the same actions under the plan as previously described with respect to a proposed dissolution or liquidation.

Nonassignability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the 1987 Purchase Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant, other than by will, the laws of descent and distribution, or as provided in the 1987 Purchase Plan. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that we may treat such act as an election to withdraw from the 1987 Purchase Plan.

Amendment and Termination of the Plan

The board of directors may, at any time or from time to time, amend or terminate the 1987 Purchase Plan, except that such termination shall not affect options previously granted nor, generally, may any amendment make any change in an option previously granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code, we shall obtain stockholder approval in such a manner and to such a degree as required.

Without stockholder approval and without regard to whether any participant rights may be adversely affected, the board of directors may (1) change the offering periods, (2) limit the frequency and/or number of changes in the amount withheld during an offering period, (3) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (4) permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections, (5) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our common stock for each participant properly correspond with amounts withheld from the participant’s compensation, and (6) establish such other limitations or procedures that the board of directors determines, in its sole discretion, are advisable and that are consistent with the 1987 Purchase Plan.

The 1987 Purchase Plan shall continue in effect until terminated as described above.

Tax Information

The 1987 Purchase Plan and the right of participants to make purchases under the 1987 Purchase Plan is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as follows.

If the shares are sold or disposed of, including by way of gift, at least two years after the offering date (the first day of the offering period during which shares were purchased) and more than one year after the date on which shares were transferred to the employee, then the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option, referred to as the “option price,” or (b) fifteen percent of the fair market value of the shares on the offering date, will be treated as ordinary income to the participant. The employee’s basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a capital loss for the difference.

If the shares are sold or disposed of, including by way of gift or by exchange in connection with the exercise of an incentive stock option, before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the date of option exercise over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized in connection with any such sale or exchange will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

If shares are sold or disposed of before the expiration of the statutory holding periods, we are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition.

The foregoing summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the 1987 Purchase Plan does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax implications of a participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

Participation in the 1987 Purchase Plan

Eligible employees participate in the 1987 Purchase Plan voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the 1987 Purchase Plan. Accordingly, future purchases under the 1987 Purchase Plan are not determinable at this time.

PROPOSAL THREE—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, the stockholders are being requested to ratify the audit committee’s appointment of PricewaterhouseCoopers as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 28, 2007. We expect that a representative of PricewaterhouseCoopers will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

Vote Required and Board of Directors’ Recommendation

Although it is not required to do so, the board of directors is submitting the audit committee’s selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting in order to ascertain the view of the stockholders regarding such selection. The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve this proposal. Whether the proposal is approved or defeated, the audit committee may reconsider its selection. The board of directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP.

VOTING VIA THE INTERNET OR BY TELEPHONE

For Shares Directly Registered in the Name of the Stockholder

Stockholders with shares registered directly with Computershare may vote those shares telephonically by calling Computershare at (800) 652-VOTE (8683) (within the U.S. and Canada only, toll-free), or via the Internet at Computershare’s voting Web site (www.investorvote.com).

For Shares Registered in the Name of a Broker or a Bank

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by Computershare for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com).

DELIVERY OF VOTING MATERIALS

To reduce the expenses of delivering duplicate voting materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of voting materials, meaning the proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 29, 2006, to stockholders who share the same address unless otherwise requested. Each stockholder will receive a separate proxy card or voting instruction form and will therefore retain a separate right to vote on all matters presented at the meeting.

If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials or request that we only send one set of voting materials to you if you are receiving multiple copies by calling us at: (408) 544-7000 or by writing us at: Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

ANNUAL REPORT

Our 2006 annual report, which includes our Annual Report on Form 10-K for the fiscal year ended December 29, 2006, has been mailed to stockholders along with this proxy statement. If you have not received or had access to our 2006 annual report, please call Investor Relations at (408) 544-7000, and a copy will be sent to you.

STOCKHOLDER PROPOSALS

In accordance with Rule 14a-8 under the Exchange Act and our bylaws, any stockholder who intends to submit a proposal at our 2008 annual meeting of stockholders and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no earlier than September 29, 2007 and no later than November 28, 2007. Such proposal should be sent to us, care of our Secretary, Altera Corporation, 101 Innovation Drive, San Jose, California 95134. For each matter a stockholder proposes to bring before the annual meeting, the stockholder’s notice to our Secretary shall set forth (i) a brief description of the business the stockholder desires to bring before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

If a stockholder wishes to present a proposal before the 2008 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement and proxy card, the stockholder must give written notice to us at the address noted above. The notice must be submitted by February 11, 2008 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder submits a proposal after February 12, 2008, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2008 annual meeting.

It is important that proxies be returned promptly. Therefore, stockholders, whether or not they expect to attend the meeting in person, are requested to complete, date, and sign the enclosed form of proxy and return it promptly in the envelope provided for that purpose. By returning your proxy promptly you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. Stockholders who attend the meeting may revoke a prior proxy and vote their proxy in person as set forth in this proxy statement.

For the Board of Directors

ALTERA CORPORATION

Katherine E. Schuelke

Secretary

Dated: March 28, 2007

MR A SAMPLE

DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 8, 2007.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain +

01 - John P. Daane 02 - Robert W. Reed 03 - Robert J. Finocchio, Jr.

04 - Kevin McGarity 05 - John Shoemaker 06 - Susan Wang

For Against Abstain For Against Abstain

2. To approve an amendment to the 1987 Employee Stock 3. To ratify the appointment of PricewaterhouseCoopers LLP

Purchase Plan to increase by 1,000,000 the number of shares as our independent registered public accounting firm for the of common stock reserved for issuance under the plan. fiscal year ending December 28, 2007.

4. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. / /

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140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

62 A M 0 1 2 7 4 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Altera Corporation, The Programmable Solutions Company®, is a world leader in one of the fastest growing segments of the semiconductor industry: high-density programmable logic devices (PLDs). Altera® PLDs are standard integrated circuits that offer significant advantages over custom logic chips such as application-specific integrated circuits (ASICs). Today’s high-density PLDs, used in concert with Altera’s desktop software design tools and optimized intellectual property (IP) building blocks, help electronic system manufacturers shorten time-to-market and reduce development costs. Altera serves over 14,000 customers in four primary market segments: communications, industrial, consumer, and computer and storage. Altera common stock is traded on The Nasdaq Stock Market under the symbol ALTR. Altera’s web site is located at http://www.altera.com.

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Proxy — Altera Corporation

PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ALTERA CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 28, 2007, and hereby appoints John P. Daane and Timothy R. Morse and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of ALTERA CORPORATION, to be held on Tuesday, May 8, 2007 at 4:00 p.m., local time at 101 Innovation Drive, San Jose, California, and any adjournment(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE